UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEW CENTURY EQUITY HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2781950
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock, Par Value $0.01 Per Share, Distributed Pursuant to Rights Agreement, Dated July 10, 2006
(Title of Class)

(Title of Class)

New Century Equity Holdings Corp., a Delaware corporation (“NCEH”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (“SEC”) on July 10, 2006 (the “Form 8-A”) as set forth below.

Item 1.     Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended as follows:

On August 25, 2008, NCEH and Wilhelmina Acquisition Corp., a wholly owned subsidiary of NCEH, entered into an agreement (the “Acquisition Agreement”) with Dieter Esch (“Esch”), Lorex Investments AG (“Lorex”), Brad Krassner (“Krassner”), Krassner Family Investments, L.P. (“Krassner L.P.” and together with Esch, Lorex and Krassner, the “Control Sellers”), Wilhelmina International, Ltd. (“Wilhelmina International”), Wilhelmina – Miami, Inc. (“Wilhelmina Miami”), Wilhelmina Artist Management LLC (“WAM”), Wilhelmina Licensing LLC (“Wilhelmina Licensing”), and Wilhelmina Film & TV Productions LLC (“Wilhelmina TV” and together with Wilhelmina International, Wilhelmina Miami, WAM and Wilhelmina Licensing, the “Wilhelmina Companies”), Sean Patterson, an executive with the Wilhelmina Companies (“Patterson”), and certain shareholders of Wilhelmina Miami (the “Miami Holders” and together with the Control Sellers and Patterson, the “Individual Sellers”).  Pursuant to the Acquisition Agreement, NCEH will acquire the Wilhelmina Companies subject to the terms and conditions thereof (the “Acquisition”).

On August 25, 2008, in connection with the Acquisition, NCEH entered into an amendment (the “Amendment”) to that certain Rights Agreement dated as of July 10, 2006 by and between NCEH and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agreement”).  The Amendment, among other things, (i) provides that the execution of the Acquisition Agreement, the acquisition of shares of common stock of NCEH, par value $0.01 per share (“Common Stock”), pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement and the issuance of stock options to the Individual Sellers or the exercise thereof, shall not be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable, (ii) amends the definition of Acquiring Person (as defined in the Rights Agreement) to provide that the Individual Sellers and their existing or future Affiliates and Associates (each as defined in the Rights Agreement) shall not be deemed to be an Acquiring Person solely by virtue of the execution of the Acquisition Agreement, the acquisition of Common Stock pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement or the issuance of stock options to the Individual Sellers or the exercise thereof and (iii) amends the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of the execution of the Acquisition Agreement, the acquisition of Common Stock pursuant to the Acquisition Agreement, the consummation of the other transactions contemplated by the Acquisition Agreement or the issuance of stock options to the Individual Sellers or the exercise thereof.  The Amendment also provides for certain other conforming amendments to the terms and provisions of the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to NCEH’s Current Report on Form 8-K filed on August 26, 2008 and is incorporated herein by reference.

Item 2.    Exhibits.

Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit No.	Description

3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of New Century Equity Holdings Corp., filed with the Secretary of State of Delaware on July 10, 2006 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.1
Rights Agreement dated as of July 10, 2006 by and between New Century Equity Holdings Corp. and The Bank of New York Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on July 10, 2006).

4.3
Amendment to Rights Agreement dated August 25, 2008 by and between New Century Equity Holdings Corp. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on August 26, 2008).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 27, 2008	NEW CENTURY EQUITY HOLDINGS CORP.

	By:	/s/ Mark E. Schwarz
		Name:	Mark E. Schwarz
		Title:	Chief Executive Officer